AMCAP Fund, Inc.
333 S. Hope Street, Los Angeles, California 90071
Telephone (213) 486-9200 Fax (213) 486-9455

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$202,493
Class B	$3,095
Class C	$3,933
Class F	$31,829
Total	$241,350
Class 529-A	$5,167
Class 529-B	$164
Class 529-C	$337
Class 529-E	$209
Class 529-F	$237
Class R-1	$118
Class R-2	$1,108
Class R-3	$5,891
Class R-4	$6,712
Class R-5	$10,812
Total	$30,755

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.2380
Class B	$0.0541
Class C	$0.0467
Class F	$0.2419
Class 529-A	$0.2233
Class 529-B	$0.0373
Class 529-C	$0.0454
Class 529-E	$0.1559
Class 529-F	$0.2767
Class R-1	$0.0535
Class R-2	$0.0501
Class R-3	$0.1545
Class R-4	$0.2341
Class R-5	$0.3052

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	890,290
Class B	58,056
Class C	86,165
Class F	136,107
Total	1,170,618
Class 529-A	25,428
Class 529-B	4,694
Class 529-C	8,062
Class 529-E	1,462
Class 529-F	1,008
Class R-1	2,248
Class R-2	23,134
Class R-3	39,749
Class R-4	28,805
Class R-5	42,633
Total	177,223

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$18.41
Class B	$17.75
Class C	$17.63
Class F	$18.31
Class 529-A	$18.36
Class 529-B	$17.81
Class 529-C	$17.82
Class 529-E	$18.20
Class 529-F	$18.36
Class R-1	$17.95
Class R-2	$17.94
Class R-3	$18.21
Class R-4	$18.33
Class R-5	$18.45